Exhibit 99

Contact: Stewart E. McClure, Jr., President and Chief Executive Officer (908) 630-5000

SOMERSET HILLS BANCORP
REPORTS 3rd QUARTER EARNINGS AND ANNOUNCES
OPENING OF FOURTH BRANCH

BERNARDSVILLE, NEW JERSEY, OCTOBER 25, 2004…Somerset Hills Bancorp (NASDAQ, Small Cap Market: SOMH) announced that for the quarter ending September 30, 2004, the Company recorded net income of $410,000, a 10% decrease from third quarter 2003 net income of $454,000. For the nine months ending September 30, 2004, net income was $945,000, a 13% increase over September 30, 2003 income of $836,000. These results reflect a decrease in loan originations at our mortgage company as well as costs associated with opening our new Summit office. Basic earnings per share for the third quarter and nine months of 2004 was $0.13 and $0.31 respectively as compared to $0.15 and $0.28 in the same prior year periods. Diluted earnings per share for the third quarter and nine months was $0.12 and $0.27 respectively as compared to $0.15 and $0.27 in the same prior year periods. Total assets grew to $187.4 million at September 30, 2004, compared to $169.7 million at December 31, 2003, an increase of $17.7 million. Total deposits were $162.9 million at September 30, 2004, compared to $145.7 million at December 31, 2003, an increase of $17.2 million. Total loans grew to $122.2 million at September 30, 2004, compared to $107.4 million at December 31, 2003, an increase of $ 14.8 million.

        According to Stewart E. McClure, Jr., President and Chief Executive Officer, “We are very pleased with the continued growth and development of our franchise and the resultant progress in our financial results. Year-to-date we have shown a healthy increase in earnings despite third quarter numbers that are slightly below those we saw last September, which included an extraordinarily large contribution from our mortgage operation based on record low rates and refinancing volume. This year’s third quarter figures also include costs related to our newly opened branch in Summit—which we welcome you to visit at our beautiful new site at 510 Morris Avenue.”

        Somerset Hills Bancorp is a bank holding company formed in January 2001 to own all of the common stock of Somerset Hills Bank, a full service commercial bank with offices in Bernardsville, Mendham, Morristown, and Summit, New Jersey. Somerset Hills Bank focuses its lending activities on small to medium sized businesses, high net worth individuals, professional practices, and consumer and retail customers. The Bank operates a licensed mortgage company subsidiary, Sullivan Financial Services, Inc. and also operates Somerset Hills Wealth Management Services, LLC., a wholly owned subsidiary licensed to provide financial services including financial planning, insurance (life, health, property and casualty), mutual funds and annuities for individuals and commercial accounts, and Somerset Hills Title Group, LLC, which, with its partner, Property Title Group, provides title services in connection with the closing of real estate transactions. The common stock of the Company is traded on NASDAQ under the symbol SOMH and the Company’s warrants to purchase common stock are traded on NASDAQ under the symbol  SOMHW.

SOMERSET HILLS BANCORP
Balance Sheets
(in thousand, except for share data)

	September 30, 2004 (unaudited)	December 31, 2003 (audited)
ASSETS

Cash and due from banks	$5,988	$7,567
Federal funds sold	11,700	17,200

Total cash and cash equivalents	17,688	24,767

Loans held for sale	7,340	5,110
Investment securities held to maturity(Approximate maket value

of $7,413 in 2004 and $6,121in 2003)	7,388	6,117
Investment securities available- for- sale	20,946	15,454
Loans receivables	123,993	108,928
Less allowance for loan losses	(1,556)	(1,417)
Deferred fees	(197)	(137)

Net loans receivable	122,240	107,374

Premises and equipment,net	4,201	3,786
Goodwill, Net	1,191	1,191
Bank owned life insurance	5,292	5,122
Accrued interest receivable	696	488
Other assets	403	270

Total assets	$187,385	$169,679

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Deposits
Non-interest bearing deposits-demand	$31,146	$28,995
Interest bearing deposits-NOW,
money market and savings	108,359	86,111
Certificates of deposit,under $100,000	16,588	21,554
Certificates of deposit, $100,000 and over	6,807	8,991

Total deposits	162,900	145,651

Federal Home Loan Bank advances	1,000	1,000
Accrued interest payable	85	83
Other liabilities	698	1,224

Total liabilities	164,683	147,958

STOCKHOLDERS' EQUITY
Preferred stock- 1,000,000 shares autorized, none issued	--	--
*Common stock- authorized,10,000,000 shares
of no par value;issued and outstanding,
3,049,448 shares at September 30, 2004 and 3,039,095
at December 31, 2003	23,940	23,853
Accumulated deficit	(1,241)	(2,186)
Accumulated other comprehensive income	3	54

Total stockholders` equity	22,702	21,721

Total liabilities and stockholders' equity	$187,385	$169,679

SOMERSET HILLS BANCORP
Statements of Operations
(Dollars in Thousands, Except Per Share Data)

	Three months ended Sept. 30, 2004	Three months ended Sept. 30, 2003	Nine months ended Sept. 30, 2004	Nine months ended Sept. 30, 2003
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Interest Income:

Loans, including fees	$1,872	$2,177	$5,101	$5,815
Investment securities	255	55	746	265
Federal funds sold	18	3	49	27
Interest bearing deposits with other banks	2	2	5	11

Total interest income	2,147	2,237	5,901	6,118

Interest Expense:

Deposits	480	613	1,449	1,886
Federal funds purchased	--	19	2	30
Federal Home Loan Bank advances	18	32	43	79

Total interest expense	498	664	1,494	1,995
Net interest income	1,649	1,573	4,407	4,123

Provision for loan losses	50	114	150	326

Net interest income after
provision for
loan losses	1,599	1,459	4,257	3,797

Non-Interest Income:

Service fees on deposit accounts	76	49	214	136
Gains on sales of mortgage loans,net	578	1,094	1,708	3,181
Gain on sale of investment securities	--	--	--	6
Other income	81	102	255	151

Total Non-Interest Income	735	1,245	2,177	3,474

Non-Interest Expense

Salaries and employee benefits	964	1,259	2,769	3,447
Occupancy expense	324	304	909	864
Advertising & business promotions	112	143	339	375
Stationery and supplies	45	72	145	217
Data processing	78	66	214	206
Other operating expense	357	358	1,042	1,194

Total Non-Interest Expense	1,880	2,202	5,418	6,303

Income before provision for taxes	454	502	1,016	968

Provision for Income Taxes	44	48	71	132

Net income	$410	$454	$945	$836

*Per share data
Net income basic	$0.13	$0.15	$0.31	$0.28

Net income diluted
	$0.12	$0.15	$0.27	$0.27

*Restated to reflect 5% Stock Dividend